Exhibit 99.1

Contact: Roy Israel
         (516) 829-4343

      clickNsettle.com Reports Fourth Quarter and Year End Results; Highest Quarterly Revenue ever in its Fiscal Fourth Quarter of 2003 with accompanying profit of $0.04 per share: Ninth Successive Quarter of Improved Operating Results

GREAT NECK, N.Y., September 24, 2003/PR Newswire/ -- clickNsettle.com, Inc. (OTCBB: CLIK), a global provider of innovative dispute resolution solutions, today announced its revenues and results for the fourth quarter and fiscal year ended June 30, 2003. Revenues for the fourth quarter of fiscal 2003 increased to $1,263,987 from $1,247,180 for the fourth quarter of fiscal 2002. Fourth quarter of fiscal 2002 included non-recurring revenue of approximately $107,000. Net income was $57,218 for the fourth quarter of fiscal year 2003 or $0.04 net income per common share as compared to a net loss of ($198,106) for the prior year quarterly period or ($0.14) net loss per common share. Operating income improved to $44,300 for the quarter ended June 30, 2003 as compared to an operating loss of ($136,272) for the prior year quarter ended June 30, 2002.

Revenues for the year ended June 30, 2003 rose to $4,078,119 from $3,957,069 for the year ended June 30, 2002. Net loss decreased to ($479,511) for fiscal year 2003 as compared to ($1,227,482) for fiscal year 2002. Net loss per common share also improved to ($0.34) per share for the current year from ($0.87) per share for fiscal year 2002. Further, operating losses declined to ($503,737) for the year ended June 30, 2003 as compared to ($1,152,548) for the prior year ended June 30, 2002.

Roy Israel, President & CEO of clickNsettle.com stated, "We are pleased to report that we achieved profitability during the fourth quarter of the 2003 fiscal year. We are operating more efficiently as an organization, pricing continues to be strong and reflective of demand for our premium services and we see tremendous opportunity in the marketplace. We are uniquely positioned to pursue large-scale dispute resolution initiatives as we believe our innovative suite of solutions will continue to gain traction. I am confident that our offering will appeal to a client base that is becoming more sophisticated with the growing acceptance and utilization of alternative dispute resolution. This bodes well with respect to future demand for our unique services."

About clickNsettle.com

Headquartered in Great Neck, New York, clickNsettle.com, Inc. provides innovative and highly effective dispute resolution services and solutions to entities that seek alternatives to the traditional and often time-consuming and expensive legal process. clickNsettle.com, the parent company of NAM (National Arbitration and Mediation), offers a comprehensive selection of some of the finest lawyers globally, with more than 1,700 top-tier former judges and attorneys worldwide. Additionally, the company has a

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number of inventions designed to enhance transparency and ensure the integrity of ADR (alternative dispute resolution) initiatives. Although the dispute resolution industry is still relatively young, clickNsettle.com has been recognized nationally as a leader in the field and the NAM brand name is well established within the legal and business community.

The statements contained in the release contain forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expenditures expressed in the Company's forward-looking statements. These factors include changes in the insurance and legal industries; the Company's inability to retain current or new hearing officers; changes in the public court system; and the degree and timing of the market's acceptance of its arbitration and mediation programs and electronic oversight applications.

                                 Table to follow

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                     clickNsettle.com, Inc. and Subsidiaries
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                            Three months ended June 30,           Year ended June 30,
                                                               2003             2002             2003             2002
                                                            -----------      -----------      -----------      -----------
Net revenues                                                $ 1,263,987      $ 1,247,180      $ 4,078,119      $ 3,957,069
                                                            -----------      -----------      -----------      -----------

Operating costs and expenses
  Cost of services                                              353,164          296,642        1,006,562          971,255
  Sales and marketing expenses                                  295,412          484,058        1,137,489        1,649,643
  General and administrative expenses                           571,111          602,752        2,437,805        2,488,719
                                                            -----------      -----------      -----------      -----------

                                                              1,219,687        1,383,452        4,581,856        5,109,617
                                                            -----------      -----------      -----------      -----------

           Income (loss) from operations                         44,300         (136,272)        (503,737)      (1,152,548)

Other income (expenses)
  Investment income (loss)                                        9,390          (64,275)          13,448          (88,542)
  Other income                                                    3,528            2,441           10,778           13,608
                                                            -----------      -----------      -----------      -----------

                                                                 12,918          (61,834)          24,226          (74,934)
                                                            -----------      -----------      -----------      -----------

           Income (loss) before income taxes                     57,218         (198,106)        (479,511)      (1,227,482)

Income taxes                                                         --               --               --               --
                                                            -----------      -----------      -----------      -----------

              NET INCOME (LOSS)                             $    57,218      $  (198,106)     $  (479,511)     $(1,227,482)
                                                            ===========      ===========      ===========      ===========

Net income (loss) per common share - basic and diluted      $      0.04      $     (0.14)     $     (0.34)     $     (0.87)
                                                            ===========      ===========      ===========      ===========

Weighted-average shares outstanding - basic and diluted       1,408,176        1,408,176        1,408,176        1,415,020
                                                            ===========      ===========      ===========      ===========